EXHIBIT 1.1

THIS AMENDMENT AGREEMENT (the “Agreement”), dated as of September 16, 2013, is entered into by and between MANDALAY DIGITAL GROUP, INC. (the “Company”) and Ladenburg Thalmann & Co. Inc. (“Ladenburg”). Defined terms not otherwise defined herein shall have the meanings set forth in the Underwriting Agreement (as defined below).

WHEREAS, pursuant to an underwriting agreement dated August 16, 2013, the Company engaged Ladenburg as underwriter in a firm commitment offering (the “Underwriting Agreement”);

WHEREAS, the Company and Ladenburg wish to amend the terms of the Underwriting Agreement to provide for an over-allotment exercise term of forty-five (45) days instead of thirty (30) days.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each party hereby agrees as follows:

1.  Amendment. The first sentence of Section 2.2(c) is hereby amended and replaced in its entirety with the following:

“The Over-Allotment Option granted pursuant to this Section 2.2 may be exercised by the Representative as to all (at any time) or any part (from time to time) of the Option Shares within 45 days after the Execution Date.”

2.  Miscellaneous. Except as expressly set forth above, all of the terms and conditions of the Underwriting Agreement shall continue in full force and effect after the execution of this Agreement and shall not be in any way changed, modified or superseded by the terms set forth herein. This Agreement may be executed in two or more counterparts and by facsimile signature or otherwise, and each of such counterparts shall be deemed an original and all of such counterparts together shall constitute one and the same agreement.

IN WITNESS WHEREOF, this Agreement is executed as of the date first set forth above.

MANDALAY DIGITAL GROUP, INC.

By:__________________________________

Name:

Title:

LADENBURG THALMANN & CO. INC.

By:__________________________________

Name:

Title: